Exhibit 4.2

Execution Version

WESTLAKE CHEMICAL CORPORATION

1.625% Senior Notes due 2029

Twelfth Supplemental Indenture

Dated as of July 17, 2019

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

Trustee

-i-

TWELFTH SUPPLEMENTAL INDENTURE dated as of July 17, 2019 (this “Supplemental Indenture”), to the Indenture dated as of January 1, 2006 (the “Indenture”), by and among WESTLAKE CHEMICAL CORPORATION, a Delaware corporation (the “Company”), each of the potential guarantors named therein and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A. (as successor to JPMorgan Chase Bank, National Association), as trustee (the “Trustee”).

Each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders (as defined herein):

WHEREAS, the Company and the Trustee have duly authorized the execution and delivery of the Indenture to provide for the issuance from time to time of the Company’s debentures, notes, bonds or other evidences of indebtedness to be issued in one or more series as in the Indenture provided (as defined therein, “Securities”);

WHEREAS, the Company desires and has requested the Trustee to join it in the execution and delivery of this Supplemental Indenture in order to establish and provide for the issuance by the Company of a series of Securities designated as its 1.625% Senior Notes due 2029, substantially in the form attached hereto as Exhibit A (the “Notes”), on the terms set forth herein;

WHEREAS, Section 2.01 of the Indenture provides that a supplemental indenture may be entered into by the Company and the Trustee for such purpose provided certain conditions are met;

WHEREAS, the conditions set forth in the Indenture for the execution and delivery of this Supplemental Indenture have been complied with; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement of the Company and the Trustee, in accordance with its terms, and a valid amendment of, and supplement to, the Indenture have been done;

NOW, THEREFORE:

In consideration of the premises and the purchase and acceptance of the Notes by the Holders thereof, the Company covenants and agrees with the Trustee, for the equal and ratable benefit of the Holders, that the Indenture is supplemented and amended, to the extent expressed herein, as follows:

ARTICLE ONE

Scope of Supplemental Indenture; General

The changes, modifications and supplements to the Indenture effected by this Supplemental Indenture shall be applicable only with respect to, and govern the terms of, the Notes, which shall not be limited in aggregate principal amount, and shall not apply to any other Securities that may be issued under the Indenture unless a supplemental indenture with respect to such other Securities specifically incorporates such changes, modifications and supplements. Pursuant to this Supplemental Indenture, there is hereby created and designated a series of Securities under the Indenture entitled “1.625% Senior Notes due 2029.” The Notes shall be in the form of Exhibit A hereto, which is hereby incorporated into this Supplemental Indenture by reference.

ARTICLE TWO

Certain Definitions

The following terms have the meanings set forth below in this Supplemental Indenture. Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Indenture. To the extent terms defined herein differ from the Indenture the terms defined herein will govern.

“ACTUAL/ACTUAL (ICMA)” means the interest payment convention by which interest on the Notes is computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the Notes (or from July 17, 2019, if no interest has been paid on the Notes), to but excluding the next scheduled Interest Payment Date.

“Attributable Debt” means, as to any lease in respect of a Sale and Leaseback Transaction under which any Person is at the time liable, at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such Person under such lease during the remaining term thereof (or, if earlier, the first date upon which such lease may be terminated without penalty), discounted from the respective due dates thereof to such date at the rate per annum borne by the Notes, compounded annually. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of the rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. Unless the Company elects to calculate the total amount of rent required to be paid through the first date upon which such lease may be terminated without penalty (if such a provision exists), in the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

“Below Investment Grade Rating Event” means the rating on the Notes is lowered and as a result the Notes cease to be rated Investment Grade by each of the Rating Agencies on any date during the period (the “Trigger Period”) commencing on the earlier of (a) the occurrence of a Change of Control and (b) the first public announcement by the Company of any Change of Control (or pending Change of Control) and ending 60 days following the consummation of such Change of Control (which Trigger Period will be extended if the rating of the Notes is under publicly announced consideration for possible downgrade by any Rating Agency on such 60th day, such extension to last with respect to each Rating Agency until the date on which such Rating Agency considering such possible downgrade either (x) rates the Notes below Investment Grade or (y) publicly announces that it is no longer considering the Notes for possible downgrade; provided, that no such extension will occur if on such 60th day the Notes are rated Investment Grade not subject to review for possible downgrade by any Rating Agency); provided, that a rating event will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event contained in this Article Two) if each Rating Agency making the reduction in rating does not publicly announce or confirm or inform the Trustee in writing at the Company’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the Change of Control (whether or not the applicable Change of Control has occurred at the time of the Below Investment Grade Rating Event). If any Rating Agency withdraws its rating on the Notes or otherwise ceases to provide a rating on the Notes on any day during the Trigger Period for any reason and the Company has not selected a replacement Rating Agency pursuant to the terms of this Supplemental Indenture, the rating of such Rating Agency shall be deemed to be rated below Investment Grade on such day.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” as such term is used in Section 13(d)(3) of the Exchange Act, such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

“Business Day” is any day that is: (a) not a Saturday, a Sunday or a day on which banking institutions in any of New York, New York, Houston, Texas or London, United Kingdom are authorized or obligated by law, regulation or executive order to remain closed; and (b) a day on which commercial banking institutions are open for business and carrying out transactions in Euros in the United Kingdom and in the country in which the Paying Agent has its specified office and is a day on which the Trans-European Automated Real Time Gross Settlement Express Transfer System is operating.

“Capital Stock” means:

(1)    in the case of a corporation, capital stock;

(2)    in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock;

(3)    in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests, respectively; and

(4)    any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Change of Control” means the occurrence of any of the following after the date of this Supplemental Indenture:

(1)    the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and the Subsidiaries taken as a whole to any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) other than to the Company or a Subsidiary;

(2)    the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act, it being agreed that an employee of the Company or any Subsidiary for whom shares are held under an employee stock ownership, employee retirement, employee savings or similar plan and whose shares are voted in accordance with the instructions of such employee shall not be a member of a “group” (as that term is used in Section 13(d)(3) of the Exchange Act) solely because such employee’s shares are held by a trustee under said plan) becomes the ultimate Beneficial Owner, directly or indirectly, of Voting Stock of the Company representing more than 50% of the voting power of the outstanding Voting Stock of the Company;

(3)    the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Company outstanding immediately prior to such transaction constitutes, or is converted into or exchanged for, Voting Stock representing more than 50% of the voting power of the Voting Stock of the surviving Person or its parent immediately after giving effect to such transaction;

(4)    during any period of 24 consecutive calendar months, the majority of the members of the Board of Directors of the Company shall no longer be composed of individuals (a) who were members of the Board of Directors of the Company on the first day of such period or (b) whose election or nomination to the Board of Directors of the Company was approved by individuals referred to in clause (a) above constituting, at the time of such election or nomination, at least a majority of the Board of Directors of the Company or, if directors are nominated by a committee of the Board of Directors of the Company, constituting at the time of such nomination, at least a majority of such committee; or

(5)    the adoption of a plan relating to the liquidation or dissolution of the Company.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (i) the Company becomes a direct or indirect wholly-owned subsidiary of a holding company and (ii) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Voting Stock in the Company immediately prior to that transaction.

“Change of Control Offer” has the meaning provided in Section 4.10(a).

“Change of Control Payment” has the meaning provided in Section 4.10(a).

“Change of Control Payment Date” has the meaning provided in Section 4.10(b).

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Clearing System” each of Euroclear Bank SA/NV and Clearstream Banking S.A. in Luxembourg.

“Clearing System Business Day” means a day on which each Clearing System for which any global security is being held is open for business.

“Company” has the meaning provided in the Indenture.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by the Company, a German government bond whose maturity is closest to the maturity of the Notes to be redeemed, or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German government bonds selected by the Company, determine to be appropriate for determining the Comparable Government Bond Rate.

“Comparable Government Bond Rate” means, with respect to any Redemption Date, the price, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), at which the gross redemption yield on the Notes to be redeemed, if they were to be purchased at such price on the third Business Day prior to the date fixed for redemption, would be equal to the gross redemption yield on such Business Day of the Comparable Government Bond (as defined above) on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such Business Day as determined by an independent investment bank selected by the Company.

“Consolidated Net Tangible Assets” means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (1) all current liabilities, except for (a) notes and loans payable, (b) current maturities of long-term debt and (c) current maturities of obligations under finance leases and (2) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent balance sheet of the Company and its consolidated Subsidiaries and computed in accordance with GAAP. Deferred income taxes, deferred investment tax credit or other similar items, as calculated in accordance with GAAP, will not be considered as a liability or as a deduction from or adjustment to total assets.

“Debt” has the meaning provided in Section 4.08.

“Domestic Subsidiary” means any Subsidiary that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“Euro” and “€” means the official currency of the European Union member states participating in the European Monetary Union; “Fair Market Value” means the price that could be negotiated in an arm’s-length transaction between a willing buyer and a willing seller not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Company.

“Funded Debt” means all indebtedness for money borrowed having a maturity of more than 12 months from the date of the most recent balance sheet of the Company and its consolidated Subsidiaries or having a maturity of less than 12 months but by its terms being renewable or extendible beyond 12 months from the date of such balance sheet at the option of the borrower of such indebtedness.

“Holder” means the Person in whose name a Note is registered in the books of the Registrar for the Notes.

“Indenture” has the meaning provided in the Preamble.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P), and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by the Company under the circumstances specified in this Supplemental Indenture permitting the Company to select a replacement rating agency and in the manner specified in this Supplemental Indenture for selecting a replacement rating agency, in each case as set forth in the definition of “Rating Agency.”

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Mortgage” and “Mortgages” have the meanings provided in Section 4.08.

“Notes” has the meaning provided in the Recitals.

“Par Call Date” has the meaning provided in Section 3.12.

“Paying Agent” means The Bank of New York Mellon, London Branch or any successor paying agent.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, incorporated or unincorporated association, joint stock company, trust, estate, unincorporated organization or government or any agency, instrumentality or political subdivision thereof or any other entity of any kind.

“Principal Property” means any single parcel of real estate, any single manufacturing plant or any single warehouse owned or leased in connection with a Sale and Leaseback Transaction by the Company or any Subsidiary which is located within the United States and the net book value of which on the date as of which the determination is being made exceeds 1% of Consolidated Net Tangible Assets, other than any such manufacturing plant or warehouse or portion thereof (1) which is a pollution control or other facility financed by obligations issued by a state or local government unit and described in Sections 141(a), 142(a)(5), 142(a)(6), 142(a)(10) or 144(a) of the Internal Revenue Code (or their successor provisions) or by any other obligations the interest of which is excluded under Section 103 of the Internal Revenue Code (or its successor provision), or (2) which, in the good-faith opinion of the Board of Directors of the Company, as evidenced by a Board Resolution, is not of material importance to the total business conducted by the Company and the Subsidiaries taken as a whole.

“Rating Agency” means each of Moody’s and S&P; provided, that if any of Moody’s or S&P ceases to provide rating services to issuers or investors, the Company may appoint another “nationally recognized statistical rating organization” (as defined under the Exchange Act) as a replacement for such Rating Agency; provided, that the Company shall give written notice of such appointment to the Trustee.

“Registrar” means The Bank of New York Mellon Trust Company, N.A., or any successor registrar of the Notes.

“Restricted Subsidiary” means a wholly-owned Subsidiary of the Company substantially all of the assets of which are located in the United States (excluding territories or possessions) and which owns a Principal Property; provided, however, that the term Restricted Subsidiary shall not include any Subsidiary that is principally engaged in (1) the business of financing; (2) the business of owning, buying, selling, leasing, dealing in or developing real property; or (3) the business of exporting goods or merchandise from or importing goods or merchandise into the United States.

“S&P” means S&P Global Ratings, a division of S&P Global, Inc., and its successors.

“Sale and Leaseback Transaction” has the meaning provided in Section 4.09.

“Secured Debt” has the meaning provided in Section 4.08.

“Subsidiary” means a Person more than 50% of the outstanding Voting Stock of which is owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries.

“Supplemental Indenture” has the meaning provided in the Preamble.

“Trustee” has the meaning provided in the Preamble.

“Voting Stock” of any specified Person as of any date means the capital stock (or comparable equity interests) of such Person that is at the time entitled to vote generally in the election of the board of directors (or members of the governing body) of such Person.

ARTICLE THREE

Redemption

The following provision shall be added to Article III of the Indenture, but only with respect to the Notes:

Section 3.12.    Optional Redemption.

(a)    The Company may redeem the Notes, at its option, in whole or in part, at any time and from time to time prior to April 17, 2029 (three months prior to the Maturity Date of the Notes, the “Par Call Date”) in principal amounts of €1,000 and integral multiples of €1,000 in excess thereof, provided that the unredeemed portion of a Note must be in a minimum principal amount of €100,000, for a Redemption Price equal to the greater of:

(i)    100% of the principal amount of the Notes to be redeemed; and

(ii)    the sum of the present values of the remaining scheduled payments on the Notes being redeemed that would be due if the Notes matured on the Par Call Date (not including any portion of such payments of interest accrued as of the Redemption Date), discounted to the Redemption Date on an annual basis (ACTUAL/ACTUAL (ICMA)) at a rate equal to the applicable Comparable Government Bond Rate plus 30 basis points, plus accrued and unpaid interest on the Notes being redeemed to the Redemption Date.

(b)    The Company may redeem the Notes, at its option, in whole or in part, at any time and from time to time on or after the Par Call Date, in principal amounts of €1,000 and integral multiples of €1,000 in excess thereof, provided that the unredeemed portion of a Note must be in a minimum principal amount of €100,000, at a Redemption Price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest on the Notes being redeemed to the Redemption Date.

(c)    The Company may at any time, and from time to time, purchase the Notes at any price or prices in the open market, through negotiated transactions, by tender offer or otherwise.

(d)    The Company shall have no obligation to make mandatory redemption of the Notes or to redeem, purchase or repay Notes pursuant to any sinking fund or analogous provision or, except as provided in Section 4.10, at the option of a Holder thereof.

(e)    With respect to any redemption occurring prior to the Par Call Date, the Company shall deliver notice to the Trustee of the related Redemption Price not less than 10 days nor more than 60 days before the Redemption Date and the Trustee shall not have any responsibility for such calculation.

Section 3.13.    Redemption for Tax Reasons.

If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any taxing authority in the United States), or any change in, or amendment to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced and becomes effective on or after the issue date of the Notes, the Company determines (based on an opinion issued to the Company by counsel of recognized standing with respect to U.S. federal income tax matters) that the Company becomes obligated to pay additional amounts as described in Section 4.11 with respect to the Notes, then the Company may at any time at its option redeem, in whole, but not in part, the Notes on not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of their principal amount, together with accrued and unpaid interest on the Notes to, but not including, the Redemption Date.

ARTICLE FOUR

Covenants

The following covenants are added to Article IV of the Indenture for the benefit of Holders, but only with respect to the Notes:

Section 4.08.    Restrictions on Secured Debt.

The Company shall not, and the Company shall not permit any Restricted Subsidiary to, incur, issue, assume or guarantee any notes, bonds, debentures or other similar evidences of indebtedness for money borrowed (“Debt”), secured by pledge of, or mortgage or lien on, any Principal Property, or any shares of Capital Stock of or Debt of any Restricted

Subsidiary (such pledges, mortgages and liens being called “Mortgage” or “Mortgages” and such Debt secured by such Mortgages being called “Secured Debt”), without effectively providing that the Notes (together with, if the Company shall so determine, any other indebtedness of the Company or such Restricted Subsidiary then existing or thereafter created which is not subordinate to the Notes) shall be secured equally and ratably with (or prior to) such Secured Debt, so long as such Secured Debt shall be so secured, unless after giving effect thereto, the aggregate amount of all such Secured Debt plus all Attributable Debt of the Company and its Restricted Subsidiaries in respect of any Sale and Leaseback Transaction would not, at the time of such incurrence, issuance, assumption or guarantee, exceed 15% of Consolidated Net Tangible Assets; provided, however, that this restriction shall not apply to, and there shall be excluded from Secured Debt in any computation under such restriction, indebtedness secured by:

(a)    Mortgages on such property or shares of Capital Stock or Debt existing on the date of this Supplemental Indenture;

(b)    Mortgages on such property or shares of Capital Stock of or Debt of any Person, which Mortgages are existing at the time (i) such Person became a Restricted Subsidiary, (ii) such Person is merged into or consolidated with the Company or any Subsidiary or (iii) the Company or a Subsidiary merges into or consolidates with such Person (in a transaction in which such Person becomes a Restricted Subsidiary), which Mortgage was not incurred in anticipation of such transaction and was outstanding prior to such transaction;

(c)    Mortgages in favor of the Company;

(d)    Mortgages in favor of a governmental entity or in favor of the holders of securities issued by any such entity, pursuant to any contract or statute (including Mortgages to secure debt of the pollution control or industrial revenue bond type) or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such Mortgages;

(e)    Mortgages in favor of any governmental entity to secure progress, advance or other payments pursuant to any contract or provision of any statute;

(f)    Mortgages on such property or shares of Capital Stock or Debt existing at the time of acquisition thereof (including acquisition through merger or consolidation);

(g)    Mortgages on such property or shares of Capital Stock or Debt to secure the payment of all or any part of the purchase price or construction cost thereof or to secure any Debt incurred prior to, at the time of, or within 180 days after, the acquisition of such property or shares or Debt, the completion of any construction or the commencement of full operation, for the purpose of financing all or any part of the purchase price or construction cost thereof;

(h)    Mortgages incurred in connection with a Sale and Leaseback Transaction satisfying the provisions set forth in Section 4.09; and

(i)    any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Mortgage referred to in the foregoing clauses; provided that such extension, renewal or replacement Mortgage shall be limited to all or a part of the same such property or shares of Capital Stock or Debt that secured the Mortgage extended, renewed or replaced (plus improvements on such property).

Section 4.09.    Limitations on Sale and Leaseback Transactions.

The Company shall not, and shall not permit any Restricted Subsidiary to, enter into any arrangement with any bank, insurance company or other lender or investor (not including the Company or any Restricted Subsidiary) or to which any such lender or investor is a party, providing for the leasing by the Company or a Restricted Subsidiary for a period, including renewals, in excess of three years of any Principal Property the ownership of which has been or is to be sold or transferred, more than 180 days after the completion of construction and commencement of full operation thereof, by the Company or such Restricted Subsidiary to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such Principal Property (referred to as a “Sale and Leaseback Transaction”) unless:

(a)    such Sale and Leaseback Transaction is with a governmental entity that provides financial or tax benefits;

(b)    the Company or such Restricted Subsidiary could create Secured Debt pursuant to the provisions set forth in Section 4.08 on the Principal Property to be leased in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction without equally and ratably securing the Notes; or

(c)    the net proceeds of the sale or transfer of the Principal Property leased pursuant to such Sale and Leaseback Transaction is at least equal to the Fair Market Value of such Principal Property and within 180 days after such sale or transfer shall have been made by the Company or by a Restricted Subsidiary, the Company shall apply an amount not less than the greater of (i) the net proceeds of the sale of the Principal Property leased pursuant to such arrangement or (ii) the Fair Market Value of the Principal Property so leased at the time of entering into such arrangement (as evidenced by an Officers’ Certificate delivered to the Trustee) to the retirement of Funded Debt of the Company; provided that the amount to be applied to the retirement of Funded Debt of the Company shall be reduced by (x) the principal amount of Notes delivered within 180 days after such sale to the Trustee for retirement and cancellation, and (y) the principal amount of Funded Debt other than Notes, voluntarily retired by the Company within 180 days after such sale. No retirement referred to in this clause (c) may be effected by payment at maturity or pursuant to any mandatory sinking fund payment or mandatory prepayment provision.

Section 4.10.    Change of Control Triggering Event.

(a)    Upon the occurrence of a Change of Control Triggering Event, unless the Company, subject to Section 4.10(d), has exercised its right to redeem the Notes in accordance with Section 3.12, each Holder will have the right to require the Company to purchase all or a portion (€1,000 or an integral multiple of €1,000 in excess thereof) of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Payment”), subject to the rights of Holders on the relevant record date to receive interest due on the relevant Interest Payment Date; provided that the principal amount of a Note remaining outstanding after a repurchase in part shall be €100,000 or an integral multiple of €1,000 in excess thereof.

(b)    Within 30 days following the date upon which the Change of Control Triggering Event occurred, or at the Company’s option, prior to any Change of Control but after the public announcement of the pending Change of Control, the Company shall deliver a notice to each Holder of Notes that were not redeemed, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice will, among other things, state the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is sent, other than as may be required by applicable law (the “Change of Control Payment Date”), describe the transaction or transactions constituting the Change of Control Triggering Event and offer to repurchase the Notes. The notice, if sent prior to the date of consummation of the Change of Control, shall state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

(c)    On the Change of Control Payment Date, the Company shall, to the extent lawful:

(i)    accept or cause a third party to accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(ii)    deposit or cause a third party to deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(iii)    deliver or cause to be delivered to the Trustee the Notes to be redeemed properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased and that all conditions precedent to the Change of Control Offer and to the repurchase by the Company of Notes pursuant to the Change of Control Offer have been complied with.

(d)    The Company will not be required to make a Change of Control Offer with respect to the Notes if (i) a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer otherwise required to be made by the Company and such third party purchases all such Notes properly tendered and not withdrawn under its offer or (ii) a notice of redemption has been given to the Holders of all of the Notes in accordance with the terms of the Indenture, unless and until there is a default in payment of the Redemption Price.

(e)    A Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place with respect to the Change of Control at the time of making of the Change of Control Offer.

(f)    The Company will comply in all material respects with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with this Section 4.10, the Company will comply with those securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.10 by virtue of any such conflict.

Section 4.11. Additional Amounts

The Company will, subject to the exceptions and limitations set forth below, pay as additional interest on the Notes such additional amounts as are necessary in order that the net payment of the principal of and interest on the Notes to a Holder that is not a United States person (as defined below), after withholding or deduction for any present or future tax, assessment or other governmental charge imposed by the United States or a taxing authority in the United States, will not be less than the amount provided in the Notes to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts shall not apply:

(a)    to any tax, assessment or other governmental charge that is imposed solely by reason of the Holder (or the beneficial owner for whose benefit such Holder holds such Note), or a fiduciary, settlor, beneficiary, member or shareholder of the Holder if the Holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary Holder, being considered as:

(i)    being or having been engaged in a trade or business in the United States or having or having had a permanent establishment in the United States;

(ii)    having a current or former connection with the United States (other than a connection arising solely as a result of the ownership of the Notes or the receipt of any payment or the enforcement of any rights thereunder), including being or having been a citizen or resident of the United States;

(iii)    being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation for United States federal income tax purposes or a corporation that has accumulated earnings to avoid United States federal income tax;

(iv)    being or having been a “10-percent shareholder” of the Company as defined in section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision; or

(v)    being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

(b)    to any Holder that is not the sole beneficial owner of the Notes, or a portion of the Notes, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficial owner with respect to the Holder, a beneficiary or settlor with respect to the fiduciary, or a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

(c)    to any tax, assessment or other governmental charge that would not have been imposed but for the failure of the Holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the Holder or beneficial owner of the Notes, if compliance is required by statute, by regulation of the United States or any taxing authority therein or as a precondition to exemption from such tax, assessment or other governmental charge;

(d)    to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by the Company or an applicable withholding agent from the payment;

(e)    to any estate, inheritance, gift, sales, transfer, wealth, capital gains or personal property tax or similar tax, assessment or other governmental charge;

(f)    to any tax, assessment or other governmental charge that would not have been imposed but for the presentation by the Holder of any Note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(g)    to any tax, assessment or other governmental charge imposed under Sections 1471 through 1474 of the Code (or any amended or successor provisions), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code; or

(h)    in the case of any combination of items (a), (b), (c), (d), (e), (f) and (g).

The Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to the Notes. Except as specifically provided in this Section 4.11, the Company will not be required to make any payment for any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.

As used in this Section 4.11 and in Section 3.13, the term “United States” means the United States of America, the states of the United States, and the District of Columbia, and the term “United States person” means any individual who is a citizen or resident of the United States for United States federal income tax purposes, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia, or any estate or trust the income of which is subject to United States federal income taxation regardless of its source.

ARTICLE FIVE

[Reserved]

ARTICLE SIX

Miscellaneous

Section 6.01.    No Recourse Against Others.

Section 11.08 of the Indenture shall be amended by replacing that section of the Indenture with the following, but only with respect to the Notes:

A director, officer, member, manager, employee, stockholder, partner or other owner of the Company, or the Trustee, as such, shall not have any liability for any obligations of the Company under the Notes or for any obligations of the Company or the Trustee under this Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release shall be part of the consideration for the issuance of Notes.

Section 6.02.    Governing Law.

The laws of the State of New York shall govern this Supplemental Indenture and the Notes.

Section 6.03.    No Adverse Interpretation of Other Agreements.

This Supplemental Indenture may not be used to interpret another indenture (other than the Indenture), loan or debt agreement of the Company. Any such indenture, loan or debt agreement may not be used to interpret this Supplemental Indenture.

Section 6.04.    Successors and Assigns.

All covenants and agreements of the Company in this Supplemental Indenture and the Notes shall bind its successors and assigns. All agreements of the Trustee in this Supplemental Indenture shall bind its successors and assigns.

Section 6.05.    Duplicate Originals.

The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 6.06.    Severability.

In case any provision in this Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall, to the fullest extent permitted by applicable law, not in any way be affected or impaired thereby.

Section 6.07.    Amendments to the Base Indenture Applicable to the Notes Only.

(a)    With respect to the Notes only, the definition of “Government Obligations” in Section 1.01 of the Base Indenture is amended and restated in its entirety, and shall read as follows:

“Government Obligations” means, with respect to a series of Securities, (i) direct obligations of a government that issues the currency in which the Securities of the series are payable for the payment of which the full faith and credit of such government is pledged, or, in the case of a series of Securities denominated in Euros, direct obligations of a government of a country in the European Monetary Union for the payment of which the full faith and credit of such government is pledged, (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of such government, the payment of which is unconditionally guaranteed as a full faith and credit obligation by such government, which, in either case under clause (i) or (ii) above, are not callable or redeemable at the option of the issuer thereof; or (iii) depository receipts issued by a bank or trust company as custodian with respect to any such Government Obligations or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation evidenced by such depository receipt.

(b)    With respect to the Notes only, Section 11.07 of the Indenture is amended and restated in its entirety, and shall read as follows:

SECTION 11.07 Business Days.

If the principal of or any premium or interest on the Notes is payable on a day that is not a Business Day, the payment will be made on the following Business Day and no interest shall accrue for the intervening period.

(c) Section 9.01 of the Indenture is supplemented with the addition of the following with respect to the Notes:

(12)    to provide any other modifications which do not adversely affect the interests of the Holders in any material respect.

(13)    to conform the provisions of the Indenture or the Notes to the “Description of the Senior Notes” section of the final prospectus supplement relating to the Notes, dated July 10, 2019.

Section 6.08.    Rights of Trustee.

In no event shall the Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

The Trustee may request that the Company deliver an Officers’ Certificate setting forth the names of individuals and/or titles of officers (with specimen signatures) authorized at such times to take specific actions pursuant to this Supplemental Indenture, which Officers’ Certificate may be signed by any person specified as so authorized in any such certificate previously delivered and not superseded.

Section 6.09.    Waiver of Jury Trial.

The Company and the Trustee hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Supplemental Indenture, the Indenture, the Notes or the transactions contemplated hereby.

Section 6.10.    Force Majeure.

In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations under this Supplemental Indenture arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services.

Section 6.11.    No Recitals, etc.

The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Company.

Section 6.12.    Notices.

The Trustee agrees to accept and act upon instructions or directions pursuant to this Indenture sent by unsecured e-mail, pdf, facsimile transmission or other similar unsecured electronic methods, provided, however, that the Trustee shall have received an incumbency certificate listing persons designated to give such instructions or directions and containing specimen signatures of such designated persons, which such incumbency certificate shall be amended and replaced as necessary prior to the giving of such instructions or directions. If the Company elects to give the Trustee e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee in its discretion elects to act upon such instructions, the Trustee’s understanding of such instructions shall be deemed controlling. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction. The Company agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk or interception and misuse by third parties.

Section 6.13.    Issuance in Euro

All payments of interest and principal, including payments made upon any redemption of the Notes, will be payable in Euros. If the Euro is unavailable to the Company due to the imposition of exchange controls or other circumstances beyond the Company’s control or if the Euro is no longer being used by the then member states of the European Monetary Union that have adopted the Euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Notes will be made in Dollars until the Euro is again available to the Company or so used. The amount payable on any date in Euros will be converted into dollars on the basis of the most recently available market exchange rate for Euros. Any payment in respect of the Notes so made in dollars will not constitute an Event of Default. Neither the Trustee nor the Paying Agent shall have any responsibility for any calculation or conversion in connection with the foregoing.

Section 6.14.    Foreign Account Tax Compliance Act.

Each of the Company and the Trustee agrees to provide the other with such information in its possession (subject in all cases to applicable privacy laws) as reasonably requested by the other to enable the determination of whether any payment to a Holder pursuant to the Indenture is subject to withholding imposed pursuant to Sections 1471 through 1474 of the Internal Revenue Code, any regulations thereunder, intergovernmental agreements in respect thereof or official interpretations of any of the foregoing (“Applicable FATCA Law”).

SIGNATURES

IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

WESTLAKE CHEMICAL CORPORATION

By:	/S/ ALBERT CHAO
Name:	Albert Chao
Title:	President and Chief Executive Officer

[Signature Page to Twelfth Supplemental Indenture]

The Bank of New York Mellon Trust Company, N.A., as Trustee

By:	/S/ KAREN YU
Name:	Karen Yu
Title:	Vice President

[Signature Page to Twelfth Supplemental Indenture]

EXHIBIT A

FORM

OF

1.625% SENIOR NOTE DUE 2029

[FORM OF FACE OF NOTE]

Global Notes Legend

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE COMMON DEPOSITARY (OR ITS NOMINEE) FOR, AND DEPOSITED WITH, CLEARSTREAM BANKING S.A. IN LUXEMBOURG (“CLEARSTREAM”) AND/OR EUROCLEAR BANK SA/NV (“EUROCLEAR” AND, TOGETHER WITH EUROCLEAR, “EUROCLEAR/CLEARSTREAM”) (THE “COMMON DEPOSITARY”). UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN CERTIFICATED FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE COMMON DEPOSITARY OR OTHER DULY APPOINTED DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR/CLEARSTREAM, TO THE ISSUER HEREOF OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF THE BANK OF NEW YORK DEPOSITORY (NOMINEES) LIMITED OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR/CLEARSTREAM, ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, THE BANK OF NEW YORK DEPOSITORY (NOMINEES) LIMITED, HAS AN INTEREST HEREIN.

NO. [    ]             CUSIP / ISIN / Common Code NO. 960413 AV4 / XS2028104037 / 202810403

WESTLAKE CHEMICAL CORPORATION

1.625% SENIOR NOTE DUE 2029

Principal Amount:	€700,000,000

Regular Record Date:	the close of business (in the relevant Clearing System) on the Clearing System Business Day immediately preceding each Interest Payment Date (or, if the Notes are held in definitive form, the 15th calendar day preceding each Interest Payment Date, whether or not a Business Day).

Original Issue Date:	July 17, 2019

Stated Maturity:	July 17, 2029

Interest Payment Dates:	July 17, commencing July 17, 2020

Interest Rate:	1.625% per annum

Authorized Denomination:	€100,000 and integral multiples of €1,000 in excess thereof

WESTLAKE CHEMICAL CORPORATION, a corporation duly organized and existing under the laws of the State of Delaware (herein called the “Company,” which term includes any successor under the Indenture referred to below), for value received, hereby promises to pay to                                     , or its registered assigns, the principal sum of                                          (€                            ) on the Stated Maturity shown above (or upon any earlier date of redemption or acceleration of maturity) (each such date being hereinafter referred to as the “Maturity Date”) and to pay interest thereon, from and including the immediately preceding Interest Payment Date to which interest has been paid or duly provided for (or from, and including, the Original Issue Date if no interest has been paid or duly provided for), to, but excluding, the Maturity Date, annually in arrears on each Interest Payment Date as specified above, commencing on July 17, 2020 at the rate per annum shown above until the principal hereof is paid or made available for payment and at such rate on any overdue principal and on any overdue installment of interest. Capitalized terms used herein shall have the meanings specified in the Indenture.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which provisions shall for all purposes have the same force and effect as if set forth on the face hereof.

Unless the Certificate of Authentication hereon has been executed by the Trustee by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

WESTLAKE CHEMICAL CORPORATION

By:
Name:
Title:

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Date of Authentication:                     , 20

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

Trustee

By:
Authorized Signatory

[REVERSE OF NOTE]

Westlake Chemical Corporation

1.625% Senior Note due 2029

This Note is one of a duly authorized issue of 1.625% Senior Notes due 2029 (the “Notes”) of Westlake Chemical Corporation, a Delaware corporation (the “Company”). Capitalized terms used herein shall have the meanings specified in the Indenture (as defined below).

1.    Interest.

The Company promises to pay interest on the principal amount of this Note at the rate per annum shown above. The Company shall pay such interest annually in arrears on July 17 of each year, commencing July 17, 2020. Interest will be paid on the close of business (in the relevant Clearing System) on the Clearing System Business Day immediately preceding each Interest Payment Date (or, if the Notes are held in definitive form, the 15th calendar day preceding each Interest Payment Date, whether or not a Business Day) (each such date, a “Regular Record Date”), even if such Interest Payment Date is a Redemption Date, Change of Control Payment Date or other Maturity Date, except as provided in Section 2.14 of the Indenture with respect to defaulted interest. Interest on the Notes will accrue from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from July 17, 2020. Interest will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the notes (or from July 17, 2019, if no interest has been paid on the notes), to but excluding the next scheduled Interest Payment Date (ACTUAL/ACTUAL (ICMA)).

2.    Method of Payment.

Upon the terms and subject to the conditions of the Indenture, the Company will make all payments of the Redemption Price and Change of Control Payment and principal due at Maturity in respect of the Notes to Holders who surrender such Notes to a Paying Agent to collect such payments; provided that if any Redemption Date, Change of Control Payment Date or other Maturity Date is an Interest Payment Date, accrued and unpaid interest shall be paid to the Holder as of the immediately preceding Regular Record Date. The Company will pay all amounts due in respect of the Notes in money of the European Monetary Union that at the time of payment is legal tender for payment of public and private debts. At the option of the Company, the Company may elect for such amounts to be paid (i) by wire transfer of immediately available funds in Euros so long as the Notes are represented by Global Securities, or (ii) by check payable in such money mailed to a Holder’s registered address with respect to any certificated Notes.

3.    Paying Agent and Registrar.

Initially, The Bank of New York Mellon Trust Company, N.A., the Trustee under the Indenture, will act as Registrar at its office at 601 Travis Street, 16th Floor, Houston, Texas 77002, and The Bank of New York Mellon, London Branch will act as the initial Paying Agent at its office at One Canada Square, London E14 5AL, United Kingdom pursuant to a Paying Agency Agreement entered into by the Company and the Paying Agent on July 17, 2019. The Company may appoint and change any Paying Agent or Registrar without notice to any Holder. The Company or any of its other Subsidiaries may act as Paying Agent or Registrar.

4.    Indenture.

The Company issued the Notes under an Indenture dated as of January 1, 2006 (the “Base Indenture”), as supplemented by the Twelfth Supplemental Indenture dated as of July 17, 2019 (the “Twelfth Supplemental Indenture,” and together with the Base Indenture, the “Indenture”) between the Company and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”). The Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are general unsecured obligations of the Company and are initially issued in an aggregate principal amount of €700,000,000. The Company may, subject to the provisions of the Indenture, issue additional Notes of the same series as the Notes from time to time without the consent of the Holders. The Notes initially issued and any additional Notes subsequently issued under the Indenture will be treated as a single series for all purposes of the Indenture, including, without limitation, with respect to waivers, amendments, supplements, redemptions and offers to purchase. The Indenture provides for the issuance of other series of debt securities (including the Notes, the “Securities”) thereunder.

5.    Optional Redemption.

The Company may redeem the Notes, at its option, in whole or in part, at any time and from time to time prior to April 17, 2029 (three months prior to the Maturity Date of the Notes, the “Par Call Date”) in principal amounts of €1,000 and integral multiples of €1,000 in excess thereof, provided that the unredeemed portion of a Note must be in a minimum principal amount of €100,000, for a Redemption Price equal to the greater of:

(a)	100% of the principal amount of the Notes to be redeemed; and

(b)

the sum of the present values of the remaining scheduled payments on the Notes being redeemed that would be due if the Notes matured on the Par Call Date (not including any portion of such payments of interest accrued as of the Redemption Date), discounted to the Redemption Date on an annual basis (ACTUAL/ACTUAL (ICMA)) at a rate equal to the applicable Comparable Government Bond Rate plus 30 basis points, plus accrued and unpaid interest on the Notes being redeemed to the Redemption Date.

(c)    The Company may redeem the Notes, at its option, in whole or in part, at any time and from time to time on or after the Par Call Date, in principal amounts of €1,000 and integral multiples of €1,000 in excess thereof, provided that the unredeemed portion of a Note must be in a minimum principal amount of €100,000, at a Redemption Price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest on the Notes being redeemed to the Redemption Date.

6.    Mandatory Redemption and Redemption for Tax Reasons.

(a)    The Company will not be required to make mandatory redemption or sinking fund payments with respect to the Notes;

(b)     If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any taxing authority in the United States), or any change in, or amendment to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced and becomes effective on or after the issue date of the Notes, the Company determines (based on an opinion issued to the Company by counsel of recognized standing with respect to U.S. federal income tax matters) that the Company becomes obligated to pay additional amounts as described in Section 4.11 with respect to the Notes, then the Company may at any time at its option redeem, in whole, but not in part, the Notes on not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of their principal amount, together with accrued and unpaid interest on the Notes to, but not including, the Redemption Date.

7.    Notice of Redemption.

The Company shall deliver notice of a redemption not less than 10 days nor more than 60 days before the Redemption Date to Holders of Notes to be redeemed. Once notice of redemption is sent, the Notes called for redemption will become due and payable on the Redemption Date at the applicable Redemption Price. A notice of redemption may not be conditional.

8.    Repurchase at the Option of Holder.

(a)

Upon the occurrence of a Change of Control Triggering Event, unless the Company has exercised its right to optionally redeem the Notes, each Holder will have the right to require the Company to purchase all or a portion (€1,000 or an integral multiple of €1,000 in excess thereof) of such Holder’s Notes pursuant to the Change of Control Offer, at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the Change of Control Payment Date, subject to the rights of Holders on the relevant record date to receive interest due on the relevant Interest Payment Date; provided that the principal amount of a Note remaining outstanding after a repurchase in part shall be €100,000 or an integral multiple of €1,000 in excess thereof.

(b)

Within 30 days following the date upon which the Change of Control Triggering Event occurred, or at the Company’s option, prior to any Change of Control but after the public announcement of the pending Change of Control, the Company will be required to send, by first class mail, a notice to each Holder of the Notes, with a copy to the Trustee, which notice will govern the terms of the Change of Control Offer. Such notice will, among other things, state the Change of Control Payment Date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by applicable law, describe the transaction or transactions constituting the Change of Control Triggering Event and offer to repurchase the Notes.

9.    Denominations; Transfer; Exchange.

The Notes initially are issued in permanent global form. Under certain circumstances described in the Indenture, Notes may also be issued in the form of certificated Notes in fully registered form, without coupons, in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any transfer taxes or similar governmental changes required by law or permitted by the Indenture. The Registrar need not register the transfer or exchange of any Notes selected for redemption in whole or in part (except the unredeemed portion of any Note to be redeemed in part) or any Notes during a period beginning 15 Business Days prior to the delivery of the relevant notice of redemption or repurchase and ending on the close of business on the day of delivery such notice.

10.    Persons Deemed Owners.

The registered Holder of a Note may be treated as its owner for all purposes.

11.    Amendment; Waiver.

Subject to certain exceptions and limitations, the Indenture or the Securities may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the then outstanding Securities of all series affected by such amendment or supplement (acting as one class), and any existing or past Default or Event of Default under, or compliance with any provision of, the Indenture may be waived (other than any continuing Default or Event of Default in the payment of the principal of, premium (if any) on or interest on the Securities) by the Holders of at least a majority in principal amount of the then outstanding Securities of any series or of all series (acting as one class) in accordance with the terms of the Indenture. Subject to certain exceptions set forth in the Indenture, without the consent of any Holder, the Company, and the Trustee may amend or supplement the Indenture or the Securities in certain respects set forth in the Indenture.

Without the consent of each Holder affected, the Company may not (i) reduce the amount of Securities whose Holders must consent to an amendment, supplement or waiver; (ii) reduce the rate of or change the time for payment of interest, including default interest, on any Security; (iii) reduce the principal of or premium on, or change the Stated Maturity of, any Security; (iv) reduce the premium, if any, payable upon the redemption of any Security or change the time at which any Security may or shall be redeemed; (v) change any obligation of the Company to pay Additional Amounts with respect to any Security; (vi) change the coin or currency in which any Security or any premium or interest with respect thereto is payable; (vii) impair the right to institute suit for the enforcement of any payment of principal of or premium (if any) or interest on any Security, except as provided in the Indenture; (viii) make any change in the percentage of principal amount of Securities necessary to waive compliance with certain provisions of the Indenture or make any change in the provision for modification; or (ix) waive a continuing Default or Event of Default in the payment of principal of or premium (if any) or interest on the Securities.

A supplemental indenture that changes or eliminates any covenant or other provision of the Indenture which has expressly been included solely for the benefit of one or more particular series of Securities under the Indenture, or which modifies the rights of the Holders of Securities of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under the Indenture of the Holders of Securities of any other series.

12.    Defaults and Remedies.

Under the Indenture, Events of Default include (i) default in the payment of interest that continues for a period of 30 days; (ii) default in any payment of principal of or premium, if any, on the Notes when due and payable; (iii) failure by the Company to comply with any of its other covenants or agreements in the Indenture or the Notes, which shall not have been remedied within the specified time period after written notice; and (iv) certain events of bankruptcy or insolvency with respect to the Company. If an Event of Default occurs and is continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes at the time outstanding (or, in the case of an Event of Default described in clause (iii) above, if outstanding Securities of other series are affected by such Default, then at least 25% in principal amount of the then outstanding Securities so affected), may declare the principal amount of all the Securities (or the Notes) to be due and payable immediately, together with accrued and unpaid interest thereon. Certain events of bankruptcy or insolvency are Events of Default that will result in the principal amount of the Notes, together with accrued and unpaid interest thereon, becoming due and payable immediately upon the occurrence of such Events of Default.

As set forth in, and subject to the provisions of, the Indenture, no Holder of any Securities shall have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or trustee, or for any other remedy thereunder, unless certain conditions set forth in the Indenture have been satisfied. The Trustee may refuse to enforce the Indenture or the Securities unless it receives indemnity satisfactory to it. Subject to certain limitations (including that, in some cases, a majority in principal amount of all outstanding Securities (or the Notes) is required), Holders of a majority in aggregate principal amount of the outstanding Securities (or the Notes) have the right to direct the time, method and place of conducting certain proceedings, or exercising any trust or power conferred on the Trustee.

13.    Trustee Dealings with the Company.

Subject to certain limitations imposed by the TIA, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Company with the same rights it would have if it were not Trustee.

14.    Discharge Prior to Maturity.

The Indenture with respect to the Notes shall be discharged and canceled upon the payment of all of the Notes and shall be discharged except for certain obligations upon the irrevocable deposit with the Trustee of any combination of funds and Government Obligations sufficient for such payment as provided in the Indenture.

15.    No Recourse Against Others.

A director, officer, member, manager, employee, stockholder, partner or other owner of the Company, or the Trustee, as such, shall not have any liability for any obligations of the Company under the Notes, or for any obligations of the Company or the Trustee under the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release shall be part of the consideration for the issuance of Notes.

16.    CUSIP, ISIN and Common Code Numbers.

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP, ISIN and Common Code numbers to be printed on the Notes and the Trustee may use CUSIP, ISIN and Common Code numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

17.    Abbreviations.

Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint                                                                                                                                                                                                              agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:
Sign exactly as your name appears on the other side of this note

Your Signature

Signature Guarantee:	Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor acceptable to the Trustee

Date:

Signature of Signature Guarantee